ARNOLD HUPPERT, JR., RETIRED                    P. O. Box 523
JOSEPH T. SWINDLEHURST                          406-222-2023
JEFFREY N. PENCE                                FAX 406-222-7944




                             Law Offices
                   Huppert and Swindlehurst, P.C.
                       420 South Second Street
                      Livingston, Montana 59047

                           November 1, 1996


Boards of Directors
Empire Federal Savings and
  Loan Association
Empire Federal Bancorp, Inc.
123 South Main Street
Livingston, Montana 59047-1099

Re: Certain Montana Tax Consequences Relating to Proposed Holding Company Conversion

Gentlemen:

         In accordance with your request, set forth herein is the opinion of this firm relating to certain Montana tax consequences of (i) the proposed conversion of Empire Federal Savings and Loan Association (the "Association") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Converted Savings Bank") (the "Stock Conversion") and (ii) the concurrent acquisition of 100% of the outstanding capital stock of the Converted Savings Bank by a parent holding company formed at the direction of the Board of Directors of the Association and to be known as Empire Federal Bancorp, Inc. (the "Holding Company").

         You have previously received the opinion of Breyer & Aguggia regarding the federal income tax consequences of the Stock Conversion and Holding Company formation to the Association, the Converted Savings Bank, the Holding Company and the deposit account holders of the Association under the Internal Revenue Code of 1986, as amended (the "Code"). The federal tax opinion concludes, inter alia, that the proposed transactions qualify as a tax-free reorganization under
Section 368(a)(1)(F) of the Code.

         The State of Montana will, for corporation license tax purposes, treat the proposed transactions in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes. Based upon the facts and circumstances attendant to the Stock Conversion and the opinion of Breyer & Aguggia relative to applicable provisions of the Internal Revenue Code, it is our opinion that under the laws of the State of Montana, no adverse Montana tax consequences will be incurred by the parties to the proposed transactions, including deposit account holders, as a result of the Stock Conversion and Holding Company formation.

Board of Directors
Empire Federal Savings and
  Loan Association
November 1, 1996
Page 2


         No opinion is expressed on any matter other than Montana license tax which might result from the implementation of the proposed transactions.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 of the Holding Company filed under the Securities Act of 1933, as amended, the Association's Application for Approval of Conversion (Form AC) filed with the Office of Thrift Supervision ("OTS"), and to the reference to us in the prospectus and proxy statement included therein. We also consent to the filing of this opinion as an exhibit to the Holding Company Application H-(e)1-S filed on behalf of the Holding Company with the OTS.

         This opinion is rendered only for the purposes expressed herein and is not to be relied upon by anyone other than you, without our express written consent.

                                            Very truly yours,

                                            HUPPERT & SWINDLEHURST, P.C.

                                           (signature of Joseph T. Swindlehurst)
                                            BY:      /s/Joseph T. Swindlehurst
                                                     Joseph T. Swindlehurst

JTS/bb